UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     May 31, 2006

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Explanatory Note

This Current Report on Form 8-K/A amends and supplements Items 9.01(a) and 9.01(b) of the Current Report on Form 8-K filed by Boston Scientific Corporation (the “Company”) on April 26, 2006 (the “Initial Form 8-K”) to include unaudited condensed consolidated financial statements of Guidant Corporation as of and for the three months ended March 31, 2006 and unaudited condensed consolidated pro forma financial information of the Company and Guidant Corporation as of and for the three months ended March 31, 2006 permitted pursuant to Item 9 of Form 8-K to be excluded from the Initial Form 8-K and filed by amendment to the Initial Form 8-K no later than 71 days after the date the Initial Form 8-K was required to be filed.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

Guidant Corporation Unaudited Condensed Consolidated Financial Statements as of and for the Three Months Ended March 31, 2006 and 2005.

(b)	UNAUDITED PRO FORMA FINANCIAL INFORMATION:

Unaudited Pro Forma Combined Condensed Statements of Operations of the Company and Guidant Corporation for the Three Months Ended March 31, 2006.

Unaudited Pro Forma Combined Condensed Balance Sheet of the Company and Guidant Corporation as of March 31, 2006.

Notes to Unaudited Pro Forma Combined Condensed Financial Information of the Company and Guidant Corporation.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION

Date: May 31, 2006	By:	/s/ Lawrence C. Best
Lawrence C. Best
Executive Vice President - Finance & Administration and Chief Financial Officer

ITEM 9.01(a)    FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

GUIDANT CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$894.1	$953.3
Cost of products sold	263.4	225.3
Gross profit	630.7	728.0
Research and development	188.0	129.6
Purchased in-process research and development	43.0	—
Sales, marketing and administrative	426.1	310.3
Interest, net	(27.0)	(7.6)
Royalties, net	13.3	12.7
Amortization	4.7	7.8
Other, net	18.1	(7.1)
Impairment charge	—	60.0
(Loss) income from continuing operations before income taxes	(35.5)	222.3
Income taxes	1.8	45.6
(Loss) income from continuing operations	(37.3)	176.7
Loss from discontinued operations, net of income taxes	(3.9)	(14.4)
Net (loss) income	$(41.2)	$162.3
Earnings per share-basic
(Loss) income from continuing operations	$(0.11)	$0.55
Loss from discontinued operations, net of income taxes	(0.01)	(0.04)
Net (loss) income	$(0.12)	$0.51
Earnings per share-diluted
(Loss) income from continuing operations	$(0.11)	$0.54
Loss from discontinued operations, net of income taxes	(0.01)	(0.05)
Net (loss) income	$(0.12)	$0.49
Dividends declared per common share	$0.10	$0.10

See Notes to Condensed Consolidated Financial Statements

GUIDANT CORPORATION
Condensed Consolidated Balance Sheets
(in millions, except share data)
(unaudited)

	March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$2,763.1	$2,383.7
Short-term investments	85.6	450.9
Accounts receivable, net of allowances of $16.6 (2006) and $16.7 (2005)	762.2	710.3
Inventories	391.7	397.2
Deferred income taxes	446.6	465.7
Prepaid expenses and other current assets	102.7	89.1
Total Current Assets	4,551.9	4,496.9
Other Assets
Goodwill	512.3	512.3
Other intangible assets, net	82.3	86.8
Deferred income taxes	85.1	79.3
Investments	83.5	87.2
Sundry	48.4	55.3
Total Other Assets	811.6	820.9
Property and equipment, net of accumulated depreciation of $865.5 (2006) and $867.2 (2005)	999.3	961.6
Total Assets	$6,362.8	$6,279.4
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$90.2	$91.8
Employee compensation	204.4	124.1
Other liabilities	325.7	304.5
Income taxes payable	237.9	419.6
Short-term debt	—	349.8
Current liabilities of discontinued operations	31.6	27.8
Total Current Liabilities	889.8	1,317.6
Noncurrent Liabilities
Long-term debt	10.0	9.2
Other	252.5	241.6
Total Noncurrent Liabilities	262.5	250.8
Commitments and Contingencies
Shareholders’ Equity
Preferred stock:
Authorized shares: 50,000,000
Issued shares: none	—	—
Common stock, no par value:
Authorized shares: 1,000,000,000
Issued shares: 342,984,000 (2006) 333,838,000 (2005)	1,445.6	1,095.4
Additional paid-in capital	747.8	593.6
Retained earnings	2,865.9	2,940.9
Unearned compensation	—	(75.0)
Accumulated other comprehensive income	151.2	156.1
Total Shareholders’ Equity	5,210.5	4,711.0
Total Liabilities and Shareholders’ Equity	$6,362.8	$6,279.4

See Notes to Condensed Consolidated Financial Statements

GUIDANT CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2006	2005
Net Cash Provided by Operating Activities	$43.5	$279.5
Investing Activities
Additions of property and equipment, net	(76.5)	(53.0)
Acquisitions, net of cash acquired	—	(25.0)
Net maturities (purchases) of short-term investments	365.3	(218.9)
Purchases of investments in/ issuance of notes to privately-held companies	(9.6)	(0.6)
Purchases of in-process research and development	(43.0)	—
Net Cash Provided by (Used for) Investing Activities	236.2	(297.5)
Financing Activities
Decrease in borrowings, net	(350.0)	(166.8)
Issuance of common stock under stock plans and other capital transactions	373.4	126.5
Dividends paid	(33.8)	(32.2)
Tax benefit from option exercises	141.4	—
Repurchase of common stock	(33.9)	—
Net Cash Provided by (Used for) Financing Activities	97.1	(72.5)
Effect of Exchange Rate Changes on Cash	2.6	(19.7)
Net Increase (Decrease) in Cash and Cash Equivalents	379.4	(110.2)
Cash and Cash Equivalents at Beginning of Period	2,383.7	1,894.2
Cash and Cash Equivalents at End of Period	$2,763.1	$1,784.0

See Notes to Condensed Consolidated Financial Statements

GUIDANT CORPORATION
Notes to Condensed Consolidated Financial Statements
(in millions, except per share data)
(unaudited)

Note 1 - Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes necessary for fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States. Operating results from interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. In the opinion of management, the consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s results for the periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from these estimates.

During the three months ended March 31, 2006, the Company recognized stock compensation expense of $45.4 million after-tax, or $0.13 per share, due to the accelerated vesting of all outstanding stock awards as a result of the Guidant shareholder vote in favor of the Boston Scientific acquisition.  In addition, during the three months ended March 31, 2006, the Company incurred certain after-tax charges of approximately $105.0 million, or $0.31 per share, which included: purchased research and development; product recall and field action-related product liability charges; expense for employee retention programs and other acquisition-related costs; the write-off of existing XIENCE V drug-eluting stent inventory; and the write-down of a strategic investment to reflect estimated fair value.

For further information, including the Company’s significant accounting policies, refer to the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2005. As used herein, the terms “the Company” and “Guidant” mean Guidant Corporation and its consolidated subsidiaries.

Note 2 - Acquisition Update

On April 21, 2006, Boston Scientific Corporation consummated the acquisition of Guidant. At the effective time of the acquisition, each share of the Guidant’s common stock (other than shares owned by Guidant, Galaxy Merger Sub and Boston Scientific) was converted into (i) $42.00 in cash and (ii) 1.6799 shares of Boston Scientific common stock. In addition, Guidant shareholders received interest payments of $0.0132 in cash per share for each day beginning on April 1 through the closing date of April 21, representing an additional $0.28 per share. The aggregate consideration paid to former Guidant shareholders approximated $27.5 billion, consisting of approximately 577 million shares of Boston Scientific’s common stock and approximately $14.5 billion in cash.

Boston Scientific’s offer to acquire Guidant was made after the execution of a merger agreement among Guidant, Johnson & Johnson and Shelby Merger Sub, Inc. On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement and, in connection with the termination, Guidant paid Johnson & Johnson a termination fee of $705 million. Boston Scientific then reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson.

Note 3 - Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R, Share-Based Payment. This Statement is a revision to SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires the measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. In addition, SFAS 123R generally requires the immediate expensing of equity-based awards granted to retirement-eligible employees. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method.

In the first quarter of 2006, the Company recognized stock-based compensation expense of $72.1 million before-tax ($45.4 million after-tax, or $0.13 per share). The Company allocated the stock-based compensation expense as follows: $7.3 million to cost of products sold, $45.2 million to selling, general and administrative expenses and $19.6 million to research and development expense. This expense is associated with restricted stock awards, as all of the Company’s stock options were vested as of December 31, 2005, and no additional options were granted during the first quarter of 2006. In accordance with the Company’s change in control provision under the Company’s stock plans, all unvested restricted stock and stock options outstanding at April 27, 2005 (the date Guidant’s shareholders’ approved the plan of merger with Johnson & Johnson) became vested. In June 2005, Guidant authorized the issuance of approximately 1.3 million restricted stock awards, with a per-share weighted average fair value of $74.06. These restricted stock awards vested on March 31, 2006 as a result of the Guidant shareholder vote in favor of the Boston Scientific acquisition. Guidant stock options outstanding on the date of acquisition were converted into 40 million options to purchase Boston Scientific common stock, with appropriate adjustments made to the number of shares subject to those options and the exercise price under those options based on the exchange ratio used to calculate the merger consideration.

The Company introduced its Employee Stock Purchase Plan (ESPP) in 2001. This plan allows employees to contribute up to 10% of their wages toward the purchase of the Company’s common stock at the end of each four-month purchase period. Employees purchase shares of Guidant common stock for 85% of the average of the reported high and low sales prices on the first or last day of the purchase period, whichever price is lower. This plan was terminated in March 2006 in anticipation of the Boston Scientific acquisition.

Stock option activity is summarized below:
	Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at Janaury 1, 2006	23,847	$45.64
Granted	—	—
Exercised	(8,653)	42.75
Cancelled	(132)	45.58
Outstanding and exercisable at March 31, 2006	15,062	$47.30	4.8	$463.3

The Company generally issues shares upon option exercises and non-vested stock from its treasury shares, if available.  The total intrinsic value of options exercised was $284.2 million for the three months ended March 31, 2006 and $112.6 million for the three months ended March 31, 2005. Under SFAS 123R, the benefits associated with the tax deductions in excess of recognized compensation cost are reported as a financing cash flow, rather than as an operating cash flow as required prior to the adoption of SFAS 123R. The tax benefit from employee stock plans recorded in the first quarter of 2006 was $141.4 million as compared to $41.7 million for the first quarter of 2005.

Non-vested stock activity is summarized below:

	Non-vested Stock Award Units (in thousands)	Weighted Average Grant Date Fair Value
Balance at Janaury 1, 2006	1,287	$74.06
Granted	—	—
Vested	(1,249)	74.06
Cancelled	(38)	74.06
Balance at March 31, 2006	—	$—

The following table illustrates the effect on net income and earnings per share for the three months ended March 31, 2005 if the Company had applied the fair value recognition provisions of SFAS 123 to all stock-based employee compensation. The fair value of stock options was estimated as of the grant date using the Black-Scholes option-pricing model, the attribution method and a forfeiture rate of 10%.  The weighted average grant-date fair value of options granted in the first quarter of 2005 was $13.65.

Three Months Ended March 31, 2005
Reported net income (1)	$162.3
Deduct: Stock-based compensation not reflected in net income, net of tax	7.6
Pro forma net income	$154.7
Earnings per share:
Basic-as reported	$0.51
Basic-pro forma	$0.48
Diluted-as reported	$0.49
Diluted-pro forma	$0.47

(1) Reported amounts include expense associated with restricted stock awards.

Note 4 - Inventories

Inventories consisted of the following:

	March 31, 2006	December 31, 2005
Finished products	$241.8	$242.7
Work-in-process	58.9	58.0
Raw materials and supplies	91.0	96.5
	$391.7	$397.2

Note 5 - Product Warranties

Provisions for estimated expenses related to product warranties are recorded at the time the products are sold. Estimates for warranty costs are calculated based primarily upon historical warranty experience, but may include assumptions related to anticipated changes in warranty costs and failure rates. Warranty cost accruals are adjusted from time to time when warranty claim experience differs from estimates. A summary of the changes in the product warranty activity is as follows:

	Three Months Ended March 31,
	2006	2005
January 1	$48.3	$20.1
Provisions for product warranties	13.7	5.0
Settlements during the period	(9.3)	(2.5)
March 31	$52.7	$22.6

Note 6 - Impairment Charge

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reassessed the expected future financial performance of the FX miniRAIL® Dilatation Catheter, acquired from X Technologies, Inc., noting that the value of the expected future cash flows is less than the carrying value of the related intangible asset. Among other reasons, this was the result of (a) a decrease in demand for the product for use in treating in-stent restenosis as drug eluting stents have reduced the incidence of this condition, and (b) demand for the product for use in pre-dilating vessels in advance of implanting drug eluting stents not developing as anticipated. Based on this evaluation, the Company determined $60.0 million of this intangible asset was no longer recoverable and was permanently impaired, resulting in a write down to the estimated fair value of $6.1 million as of March 31, 2005. The effect of the asset revaluation did not impact the remaining life of the intangible, but will reduce its future amortization expense from $3.2 million to $0.3 million each quarter through the second quarter of 2010.

Note 7 - Earnings Per Share

The following table sets forth the computation of earnings per share:

	Three Months Ended March 31,
	2006	2005
Earnings
(Loss) income from continuing operations	$(37.3)	$176.7
Loss from discontinued operations	(3.9)	(14.4)
Net (loss) income	$(41.2)	$162.3

Earnings per share - basic
(Loss) income from continuing operations	$(0.11)	$0.55
Loss from discontinued operations	(0.01)	(0.04)
Net (loss) income	$(0.12)	$0.51

Earnings per share - diluted (1)
(Loss) income from continuing operations	$(0.11)	$0.54
Loss from discontinued operations	(0.01)	(0.05)
Net (loss) income	$(0.12)	$0.49

Shares outstanding
Weighted average common shares outstanding	336.3	319.9
Effect of dilutive stock options and unvested restricted stock awards	—	9.6
Weighted average common shares outstanding and assumed conversions	336.3	329.5

(1) All stock options were excluded from the Earnings per share - diluted for the three months ended March 31, 2006 as the impact would have been anti-dilutive due to the Company being in a net loss position.

Note 8 - Contingent Consideration

Certain of Guidant’s acquisitions involve contingent consideration. Contingent consideration will be recorded when the amount is determinable and will be allocated to the fair value of the intangibles or IPRD, with any amounts paid above fair value of identifiable assets recorded as goodwill. In addition to contingent consideration, certain equity investments made by Guidant in other entities may involve contingent payments, which would provide additional ownership to Guidant (both collectively referred to as milestone payments). These milestone payments are generally contingent upon reaching performance-related milestones, including specified revenue levels, product development targets or regulatory approvals or filings. At March 31, 2006, Guidant’s accrual for milestone obligations totaled $30.8 million, which is expected to be paid during the next year. In addition, future undiscounted performance-related milestone payments of up to $194.1 million could be paid through 2010, depending on when and if milestones are attained. Potential milestone payments under existing agreements during the next 12 months could be up to approximately $90.0 million, of which management currently estimates approximately $35.0 million could result in IPRD charges if paid. The majority of these future contingent payments relate to Guidant’s vascular intervention and endovascular businesses, which were acquired by Abbott.

In February 2006, Guidant paid $40.0 million to AFx, inc. for satisfaction of a clinical milestone, which was accounted for as IPRD on its consolidated statements of income for the three months ended March 31, 2006. Payments are recorded as IPRD when the technology has not reached technological feasibility and has no alternative use.

Note 9 - Comprehensive Income

The components of comprehensive income are as follows:

	Three Months Ended March 31,
	2006	2005
Net (loss) income	$(41.2)	$162.3
Other comprehensive income:
Currency translation	2.3	(36.6)
Unrealized (losses) gains on foreign exchange contracts	(7.2)	24.1
Comprehensive (loss) income	$(46.1)	$149.8

Note 10 - Segment Information

Geographic Information:

	Three Months Ended March 31,
	2006	2005
Net Sales (1):
US	$586.1	$635.2
International	308.0	318.1
	$894.1	$953.3

(1) Revenues are attributed to countries based on the location of the customer.

	March 31, 2006	December 31, 2005
Property and Equipment, Net:
US	$837.8	$812.3
International	161.5	149.3
	$999.3	$961.6

Classes of Similar Products:

	Three Months Ended March 31,
	2006	2005
Net Sales:
Implantable defibrillator systems	$419.1	$478.0
Pacemaker systems	143.0	168.1
Coronary stent systems	123.9	115.2
Angioplasty systems	116.8	100.1
Cardiac surgery and peripheral, including carotid and biliary systems	91.3	91.9
	$894.1	$953.3

Note 11 - Borrowings

The Company’s outstanding borrowings consisted of:

	March 31, 2006	December 31, 2005
Notes	$—	$349.8
Bank borrowings	10.0	9.2
Total borrowings	10.0	359.0
Less: Short-term debt	—	349.8
Long-term debt	$10.0	$9.2

Upon maturity in February 2006, the Company repaid $350.0 million in seven-year, 6.15% notes that were outstanding at December 31, 2005. Interest rate swap agreements on these notes also expired in February 2006.

At March 31, 2006, the Company had a $400.0 million credit facility that permits borrowings through August 2007 and a $500.0 million credit facility that permits borrowings through August 2009. There are currently no outstanding borrowings under these arrangements. Restrictive covenants in the borrowing agreements include consolidations, mergers, certain sales of assets, maintenance of certain financial performance measures and limitations on subsidiary borrowings. Following the Boston Scientific acquisition, these credit facilities were terminated.

The components of interest are as follows:

	Three Months Ended March 31,
	2006	2005
Interest income	$(31.8)	$(15.6)
Interest expense	4.8	8.0
	$(27.0)	$(7.6)

Note 12 - Contingencies

The Company is involved in patent, product liability, shareholder and other legal proceedings that arise in the course of the Company’s business. The Company records a liability when a loss is considered probable and the amount can be reasonably estimated, in accordance with SFAS 5, Accounting for Contingencies. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the lower end of the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

Patent and other proprietary rights are essential to the Company’s business. Significant litigation concerning patents and products is pervasive in the Company’s industry. Patent claims include challenges to the coverage and validity of the Company’s patents on products or processes as well as allegations that the Company’s products infringe patents held by competitors or other third parties. Although the Company believes that it has valid defenses to these challenges with respect to material patents, there can be no assurance as to the outcome of these matters, and a loss in any of these cases could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

Losses in the matters below generally are not considered probable or cannot be reasonably estimated. Accordingly, the Company has not recorded material reserves, individually or in the aggregate, for these matters. While the liability of the Company in connection with the claims cannot be estimated with any certainty, the outcome of these legal proceedings is not expected to have a material adverse effect on the Company’s consolidated financial position (except as noted below), although the resolution of one or more of these matters could have a significant impact on the Company’s results of operations. While the Company believes that it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the Company may in the future incur material judgments or enter into material settlements of claims. Further, like many of its industry peers, the Company is now self-insured for product liability exposures beginning September 1, 2005. The decision to become self-insured does not affect coverage with respect to claims made under previous policies which, most recently, contained substantial self-insurance retentions; however, coverage of certain product liability claims may be, and in some circumstances, has been, contested by the carrier. The Company’s accrual for product liability litigation claims was $64.0 million at March 31, 2006 and $45.6 million at December 31, 2005.

Except as disclosed below, there have been no material developments with regard to any matters of litigation or other proceedings disclosed in the Company’s Form 10-K for the year ended December 31, 2005.

Litigation relating to Cardiac Rhythm Management, Cardiac Surgery and Endovascular Technologies

Litigation with Medtronic, Inc.

On August 29, 2003, Medtronic filed a declaratory judgment action against Guidant, Guidant Sales Corp. (GSC), Eli Lilly and Company and Mirowski Family Ventures, L.L.C. (Mirowski) in the District Court for Delaware, challenging its obligation to pay royalties to Mirowski on certain devices by alleging the invalidity of certain claims of a patent relating to cardiac resynchronization therapy and bi-ventricular pacing therapy. The patent is exclusively licensed to Guidant as part of a broader license covering Mirowski patents and is sublicensed to Medtronic. The parties agreed to an expedited proceeding with limited scope, and a bench trial was held in November 2004. On July 19, 2005 the judge issued an order upholding the validity of the patent. Medtronic is appealing this decision to the Court of Appeals for the Federal Circuit, and oral argument for the appeal was held on May 4, 2006.

Litigation with St. Jude Medical, Inc.

On March 6, 2002, Pacesetter, Inc. (Pacesetter), a subsidiary of St. Jude Medical, Inc., filed suit against Guidant’s subsidiaries, Cardiac Pacemakers, Inc. (CPI) and GSC, in the Central District of California alleging that CPI and GSC have infringed a number of Pacesetter patents covering various features of pacemakers and implantable defibrillators. The case was transferred to the District Court for Minnesota and stayed in October 2003 pending reexamination of two of the patents. The parties stipulated to lift the stay in October 2004. Currently four patents are at issue. Pacesetter is seeking injunctive relief, monetary damages and attorney fees. Pretrial matters are scheduled into late 2006. A Markman Hearing on claim construction was held in March 2006.

On April 26, 2006, Pacesetter, St. Jude Medical, Inc. and St. Jude Medical S.C. Inc. filed a complaint against Guidant’s subsidiaries, Intermedics, Inc., CPI and GSC alleging that the Guidant subsidiaries breached a contract relating to certain rights covering endocardial lead assembly technology. The action was filed in the Superior Court of the State of California for the County of Los Angeles and seeks compensatory damages. On May 23, 2006, the Guidant subsidiaries removed the action to the U.S. District Court for the Central District of California. The Guidant subsidiaries have not yet responded to the complaint, but expect to vigorously defend against the action.

Other Proceedings

Approximately 66 product liability class action lawsuits and approximately 264 individual lawsuits have been filed in various state and federal jurisdictions against Guidant following Guidant’s 2005 product communications. An additional nine lawsuits, six of which are putative class actions, have been filed in Canada. The majority of the cases in the United States are pending in federal court but approximately 34 are pending in state courts. On November 7, 2005, the Judicial Panel on Multi-District Litigation (the MDL) established MDL-1708 in the United States District Court for the District of Minnesota. On January 31, 2006, the Courtentered Pretrial Order No. 5 which schedules the first federal court trial for March 15, 2007. In April 2006, the plaintiffs and certain third party payors served a Master Complaint in the MDL asserting claims for class action certification, alleging claims sounding in theories of strict liability, negligence, fraud, breach of warranty and other common law and/or statutory claims and seeking punitive damages. The majority of claimants allege no physical injury, but are suing for medical monitoring and anxiety. The first trial related to Guidant’s 2005 product communications involves two individual plaintiffs and is now scheduled to begin in September 2006 in Texas state court in Nueces County, Texas. In addition, the FDA’s Office of Criminal Investigations has issued a subpoena to the plaintiffs’ attorneys involved in this trial asking plaintiffs’ counsel to turn over documents they have received from Guidant as part of the civil litigation discovery process. To date, Guidant has also been informed of over 3,000 claims of individuals that may or may not mature into filed suits. An unfavorable outcome in these matters could have a material adverse effect on the Company’s financial position, liquidity and results of operations.

In 2004 and 2005, sixty-eight former employees filed charges against Guidant with the U.S. Equal Employment Opportunity Commission (EEOC). All of the charges were either filed in the Minneapolis Area Office or transferred there from other EEOC area offices. The charges allege that Guidant discriminated against the former employees on the basis of their age when Guidant terminated their employment in August 2004 in conjunction with Guidant’s reduction in force. Some of the charges also allege other formers of discrimination, such as race, sex, disability or retaliation. The EEOC has not yet rendered a decision on the charges.

On March 1, 2006, sixty-one of the sixty-eight former employees who had filed EEOC charges also filed suit against Guidant in the United States District Court in Minnesota, seeking a declaratory judgment that the releases that sixty of these sixty-one plaintiffs had signed in connection with the August 2004 reduction in force are invalid as a matter of law with respect to claims under the Age Discrimination in Employment Act. These sixty-one former employees also allege that Guidant discriminated against them on the basis of their age when it terminated their employment in August 2004 in conjunction with Guidant’s reduction in force. Guidant answered the complaint on May 1, 2006 and discovery is just beginning. No trial date has been set.

Guidant is a defendant in two separate complaints in which plaintiffs allege a right of recovery under the Medicare secondary payer (or ‘MSP’) private right of action, as well as related claims. Plaintiffs claim as damages double the amount paid by Medicare in connection with devices that were the subject of voluntary field actions during 2005. Both of these cases are now pending in the federal district court for the District of Minnesota as part of the MDL proceedings.

Guidant is also a defendant in two separate complaints brought by third-party payers (TPPs) who provide health benefits, and who are seeking to recover amounts they allegedly paid in connection with the devices that were the subject of voluntary field actions during 2005. These two cases are respectively UFCW Local 1776 and Participating Employees Health & Welfare Fund v. Guidant Corporation case and the City of Bethlehem v. Guidant Corporation case. Plaintiffs in both of these complaints claim to represent nationwide classes of TPPs. Both of these complaints are now pending in the federal district court for the District of Minnesota as part of the MDL proceedings.

In January 2006, Guidant was served with a civil qui tam lawsuit filed in the U.S. District Court for the Middle District of Tennessee in September 2003 by Robert Fry, a former employee alleged to have worked for Guidant from 1981 to 1997. The civil lawsuit claims that Guidant violated federal law and the laws of the States of Tennessee, Florida and California, by allegedly concealing limited warranties related to some upgraded or replaced medical devices, thereby causing hospitals to allegedly file reimbursement claims with federal and state health care programs for amounts that did not reflect available warranty credits. The State of Tennessee declined to intervene in the qui tam action. The United States and the states of Florida and California have not intervened. On April 25, 2006, the Court granted in part and denied in part Guidant’s motion to dismiss the complaint and ordered the plaintiff file a second amended complaint. As part of that Order, the Court granted Guidant’s motion to dismiss the federal anti-kickback claim and denied the plaintiff’s motion to add a second relator. On May 24, 2006, Guidant filed a motion to dismiss the second amended complaint.

On May 3, 2006, Emergency Care Research Institute (ECRI) filed a complaint against Guidant in the U.S. District Court for the Eastern District of Pennsylvania generally seeking a declaration that ECRI may publish confidential pricing information about Guidant’s medical devices. The complaint seeks, on constitutional and other grounds, a declaration that confidentiality clauses contained in contracts between Guidant and its customers are not binding and that ECRI does not tortiously interfere with Guidant’s contractual relations by obtaining and publishing Guidant pricing information. Later in May, 2006, Guidant sued ECRI in the U.S. District Court for the District of Minnesota alleging that ECRI tortiously interferes with Guidant’s contractual relations by obtaining and publishing Guidant pricing information. Both lawsuits are at preliminary stages and no discovery has been taken and no trial dates have been set.

Litigation relating to Vascular Interventions and Endovascular Solutions

On February 18, 1998, Arterial Vascular Engineering, Inc. (now known as Medtronic Vascular, Inc.) filed suit against the Company’s subsidiary, Advanced Cardiovascular Systems, Inc. (ACS), in the District Court for Delaware alleging that the sale of its balloon-expandable coronary and peripheral stents infringes the Boneau patents Medtronic Vascular claims to own. The suit was consolidated with a suit by ACS alleging infringement by Medtronic Vascular of the Company’s Lau stent patents. The Medtronic Vascular complaint also alleges misappropriation of trade secrets and breach of a confidentiality agreement by ACS. In the lawsuit, Medtronic Vascular is seeking injunctive relief, co-ownership of the Lau patents, monetary damages and a ruling that the ACS stent patents asserted against Medtronic Vascular are invalid and/or unenforceable. This suit is one of a number of suits brought by Medtronic Vascular under the Boneau patents against most of the substantial participants in the stent business. The allegations made by Medtronic Vascular are wide-ranging and cover the Company’s stent products broadly. Accordingly, while potential liability cannot be estimated with any certainty, an adverse outcome could have a material impact on results of operations or consolidated financial position. However, on January 5, 2005, the court ruled: Guidant’s stents do not infringe the Boneau patents; Medtronic Vascular’s state law claims regarding alleged misappropriation of trade secrets were barred due to the statute of limitations; and Mr. Boneau was not a co-inventor of the Lau patents. On March 16, 2005, Medtronic Vascular filed an appeal to the US Court of Appeals for the Federal Circuit regarding the District Court’s rulings on non-infringement of the Boneau patents and on Medtronic Vascular’s trade secret misappropriation claims. On October 31, 2005, the Company filed a brief with the Federal Circuit that responds to Medtronic Vascular’s appeal. On May 26, 2006, the Federal Circuit upheld the District Court’s decision. A jury verdict on February 18, 2005, in the US District Court in Delaware, found that all twelve of the accused Medtronic Vascular stent delivery system products infringe at least one of the asserted Lau patent claims. Further, the jury verdict found that none of the asserted Lau patent claims were invalid. An allegation by Medtronic Vascular that the Lau patent claims found to be infringed by Medtronic Vascular products are unenforceable for inequitable conduct was contested by the Company in a bench trial held in the US District Court in Delaware on June 7-8, 2005. The parties have completed post-trial briefing, and await the Court’s ruling on the enforceability of the Lau patents and on Medtronic Vascular’s post-trial motions. Assuming the asserted and infringed Lau patent claims are not found to be unenforceable, a jury trial to determine damages based upon Medtronic Vascular’s infringement will be conducted; however, this trial has not yet been scheduled. During January 2006, the law firm of Pillsbury, Winthrop, Shaw, Pittman LLP (Medtronic Vascular’s litigation counsel in the above-referenced appeal to the Federal Circuit) filed a request for reexamination of the four above-referenced Lau patents in suit. On February 14, 2006, the request for reexamination was granted.

On April 14, 2003, Medinol Ltd. (Medinol) filed suit against the Company and its ACS subsidiary in the Southern District of New York alleging that the sale of the Company’s MULTI-LINK ZETA®, MULTI-LINK PENTA® and MULTI-LINK VISION Coronary Stent Systems infringes five Medinol patents related to stent design. The complaint seeks injunctive relief and monetary damages. On September 30, 2004, the court issued a decision interpreting certain disputed terms in Medinol’s patents. Since then, Medinol has withdrawn its infringement allegations relating to two of the five initially asserted patents. Certain pretrial matters, including the filing of summary judgment motions by both parties, have been completed. The Company’s summary judgment motion of invalidity of the Medinol patents was denied on December 27, 2005, as the Court found that disputed issues of material fact exist, necessitating a jury trial on that issue. On February 10, 2006, the court ruled on the summary judgment motions relating to the allegations of infringement.

Of the three remaining patents-in-suit, the court found that the accused products do not infringe two of the patents, but that the remaining one patent is infringed. The court further noted that the question as to whether the patents-in-suit are invalid has yet to be determined, and has since scheduled a trial on this issue for June 20, 2006.

On February 24, 2004, the Company entered into an agreement with J&J to co-promote the CYPHER Sirolimus-eluting Coronary Stent in the US. Previously, BSC had sued J&J in the US District Court for the District of Delaware alleging that the CYPHER stent infringes four patents owned or licensed by BSC. On March 16, 2004, BSC filed an amended complaint adding the Company as a defendant. On March 11, 2005, BSC dismissed all of its claims relating to three of the four asserted patents. Fact and expert discovery has been completed. Trial on the one remaining patent was scheduled to commence March 6, 2006, but the parties stipulated to a supplemental round of motion briefing. A hearing on these motions is scheduled for June 14, 2006. A new trial date has not been scheduled. Under the terms of the Company’s agreement with J&J, J&J is required to indemnify the Company.

On December 8, 2004, Scimed Life Systems, Inc. (Scimed), a subsidiary of BSC, filed suit against the Company and the Company’s subsidiaries, ACS and GSC, in the District of Minnesota alleging that ACS and GSC have infringed three of Scimed’s patents relating to various features of embolic protection systems. This suit alleged patent infringement as a result of the manufacture, use, and sale of the Company’s carotid embolic protection and carotid stent systems. On May 2, 2006, the court entered the parties’ stipulation dismissing all of the claims and counterclaims in this case with prejudice.

On February 15, 2006, Medtronic Vascular, Inc., Medtronic USA, Inc., and Medtronic Vascular Galway, Ltd. (collectively, Medtronic) filed a complaint for patent infringement against ACS and GSC in the United States Court, Northern District of California. Medtronic alleges that both U.S. Patent Nos. 6,605,057 and 6,190,358 are infringed by certain balloon catheters, including but not limited to: Guidant POWERSAIL, Guidant HIGHSAIL, and Guidant OPENSAIL Coronary Dilatation Catheters. Both patents relate to certain design aspects of balloon dilatation catheters. In the same complaint, Medtronic and Evysio Medical Devices ULC (Evysio) allege that U.S. Patent No. 6,858,037 is infringed by Guidant stents for coronary applications, including but not limited to Guidant MULTI-LINK Vision Coronary Stent Systems. Medtronic alleges that it is the exclusive licensee of this patent in the field of the human coronary system. This patent relates to certain design aspects of stents. The plaintiffs seek relief in the form of: a preliminary and permanent injunction; damages; trebled damages (if willful infringement is shown); costs and expenses; and attorney’s fees. On March 23, 2006, ACS and GSC filed an answer and counterclaim and on March 29, 2006, the parties stipulated to allow Medtronic to file a First Amended Complaint. In its First Amended Complaint filed on April 5, 2006, Medtronic added allegations that certain ACS and GSC balloon catheters willfully infringed U.S. Patent No. 7,001,358.

On March 24, 2006, Dr. Jan K. Voda, M.D. sued Guidant Corporation for patent infringement in the Western District of Oklahoma, alleging that certain Guidant “Viking” guiding catheters infringe U.S. Patent Nos. 5,445,625, 6,083,213, and 6,475,195. In the Complaint, Voda seeks compensatory and enhanced damages and attorney fees, but does not specifically request an injunction.

On March 28, 2006, Medtronic, Inc., Evysio Medical devices, ULC, and Medtronic Vascular Galway Ltd. filed suit against Guidant Corporation, Guidant Europe N.V., and Guidant Luxembourg S.A.R.L. in the High Court of Dublin, Ireland. The suit alleges that Guidant’s Multi-Link Vision and Xience stents infringe claims of two European patents granted to Evysio and licensed to Medtronic Vascular (EP-B-0 888 094 and EP-B-1 066 804). Medtronic Vascular and Evysio have requested a ruling of validity, infringement, damages and an injunction against infringement.

Note 13 - Income Taxes

The effective income tax rates for the quarters ended March 31, 2006 and 2005 were -5.1% and 20.5%. The effective tax rate was lower than the US statutory tax rate for each period due to a nondeductible IPRD charge in 2006 and operations in foreign jurisdictions with lower statutory rates.

ITEM 9.01(b)   UNAUDITED PRO FORMA FINANCIAL INFORMATION

On April 21, 2006, Boston Scientific Corporation consummated its acquisition of Guidant. The aggregate consideration paid to former Guidant shareholders approximated $27.5 billion, consisting of approximately 577 million shares of Boston Scientific's common stock and approximately $14.5 billion in cash. In addition, prior to the acquisition of Guidant, Abbott Laboratories acquired Guidant’s vascular intervention and endovascular businesses for an initial payment of $4.1 billion in cash plus certain potential future milestone payments. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of Boston Scientific and Guidant, giving effect to the merger, the Abbott transaction and the financing for the merger, as if they had occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Boston Scientific and Guidant, giving effect to the merger, the Abbott transaction and the financing for the merger, as if they had occurred on March 31, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable. With respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•                  accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•      separate unaudited pro forma condensed consolidated financial statements of Boston Scientific and Guidant as of and for the year ended December 31, 2005 included in Boston Scientific's current report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2006;

•                  separate historical audited financial statements of Boston Scientific as of and for the year ended December 31, 2005 included in Boston Scientific’s annual report on Form 10-K for the year ended December 31, 2005;

•                  separate historical audited financial statements of Guidant as of and for the year ended December 31, 2005 included in Guidant’s annual report on Form 10-K for the year ended December 31, 2005;

•                  separate historical unaudited financial statements of Boston Scientific as of and for the quarter ended March 31, 2006 included in Boston Scientific’s quarterly report on Form 10-Q for the quarter ended March 31, 2006; and

•                  accompanying historical unaudited financial statements of Guidant as of and for the quarter ended March 31, 2006 included in this Form 8-K/A.

 The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger, the sale of the Guidant vascular and endovascular businesses to Abbott and the financing transactions with Abbott and other lenders been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.

The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, Boston Scientific’s cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed, including those resulting from the Abbott transaction, based upon their estimated fair values as of the date of completion of the merger and the Abbott transaction. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the Guidant Divestiture Adjustments, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of preparing these statements.

The unaudited pro forma condensed consolidated financial information includes preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott for $4.1 billion. Net sales, expenses, assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses were eliminated.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings or any related restructuring costs. No assurances can be made that Boston Scientific will realize efficiencies related to the integration of the businesses sufficient to offset incremental transaction, merger-related, integration and restructuring costs over time. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the consolidated annual external purchases.

The unaudited pro forma condensed consolidated financial statements do not include accruals in excess of amounts recorded by Guidant for any pre-acquisition contingencies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2006
(in millions, except per share data)

	Boston Scientific	Guidant	Guidant Divestiture Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$1,620	$894	$(285	) a			$2,229
Cost of products sold	374	263	(111	) a	$131	b	657
Gross profit	1,246	631	(174)		(131)		1,572

Selling, general and administrative expenses	470	426	(89	) a			807
Research and development expenses	186	188	(57	) a			317
Royalty expense	55	13	(4	) a			64
Amortization expense	38	5	(1	) a	121	c	163
Purchased research and development		43	(3	) a			40
	749	675	(154)		121		1,391
Operating income (loss)	497	(44)	(20)		(252)		181

Other income (expense)
Interest expense	(37)	(5)			(114	) d	(156)
Other, net	(29)	14	1	a			(14)
Income (loss) before income taxes	431	(35)	(19)		(366)		11
Income tax expense (benefit)	99	2	(5	) a	(132	) e	(36)
Net income (loss) from continuing operations	$332	$(37)	$(14)		$(234)		$47

Net income (loss) per common share -basic
Income (loss) from continuing operations	$0.40	$(0.11)					$0.03
Net income (loss) per common share - assuming dilution
Income (loss) from continuing operations	$0.40	$(0.11)					$0.03

Weighted average shares used to calculate net income per common share amount:
Basic	821.3	336.3					1,463.1	f
Assuming dilution	830.4	336.3					1,475.9	f

Dividends declared per common share		$0.10

See notes to the unaudited pro forma condensed consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEETS
As of March 31, 2006
(in millions)
	Boston Scientific	Guidant	Guidant Divestiture Adjustments		Pro Forma Adjustments		Pro Forma Consolidated

Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,083	$2,849	$4,100	g	$(6,241	) k	$1,791
Trade accounts receivable, net	978	762	(239	) h			1,501
Inventories	407	392	(72	) h	130	l	857
Deferred income taxes	188	447	(68	) h			567
Other current assets	217	102	(20	) h	11	m	310
Total current assets	2,873	4,552	3,701		(6,100)		5,026

Investments	550	84	(12	) h			622
Other assets	193	133	(73	) h	58	m	311
Property, plant and equipment, net	1,024	999	(404	) h	32	n	1,651
Guidant acquisition costs	728				(728	) o
Intangible assets, net	3,741	595	(130	) h	23,874	p	28,080
Total Assets	$9,109	$6,363	$3,082		$17,136		$35,690

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings due within one year	$806						$806
Accounts payable and accrued expenses	1,040	$295	$(67	) h			1,268
Other current liabilities	189	595	1,121	i			1,905
Total current liabilities	2,035	890	1,054				3,979

Long-term debt	1,836	10			$7,100	q	8,946
Deferred income taxes	259		(7	) h	2,909	r	3,161
Other long-term liabilities	308	252	(8	) h	82	s	634

Commitments and contingencies

Stockholders’ equity:
Preferred stock - none issued and outstanding
Common stock	8	1,446			(1,439	) t	15
Treasury stock, at cost	(673)						(673)
Other stockholders’ equity	5,336	3,765	2,043	j	8,484	u	19,628
Total stockholders’ equity	4,671	5,211	2,043		7,045		18,970
Total Liabilities and Stockholders’ Equity	$9,109	$6,363	$3,082		$17,136		$35,690

See notes to the unaudited pro forma condensed consolidated financial statements

1.     Description of Transaction and Basis of Presentation

Guidant Transaction

On April 21, 2006, Boston Scientific consummated the acquisition of Guidant. At the effective time of the acquisition, each share of Guidant common stock (other than shares owned by Guidant, Galaxy Merger Sub and Boston Scientific) was converted into (i) $42.00 in cash and (ii) 1.6799 shares of Boston Scientific common stock. In addition, Guidant shareholders received interest payments of $0.0132 in cash per share for each day beginning on April 1 through the closing date of April 21, representing an additional $0.28 per share. The aggregate consideration paid to former Guidant shareholders approximated $27.5 billion, consisting of approximately 577 million shares of the Company’s common stock and approximately $14.5 billion in cash.

Outstanding Guidant stock options were converted into 40 million options to purchase Boston Scientific common stock, with appropriate adjustments made to the number of shares subject to those options and the exercise price under those options based on the exchange ratio used to calculate the merger consideration.

Boston Scientific is accounting for the merger as a purchase under United States generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Guidant are recorded as of the acquisition date, at their respective fair values, and consolidated with those of Boston Scientific. The results of operations of Guidant will be consolidated with those of Boston Scientific beginning on the date of the merger.

Abbott Transaction

On April 21, 2006, before the closing of the Boston Scientific-Guidant transaction, Abbott purchased Guidant’s vascular intervention and endovascular businesses for:

▪	an initial payment of $4.1 billion in cash at the Abbott transaction closing;
▪	a milestone payment of $250 million upon receipt of an approval from the U.S. FDA within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the U.S.;
▪
a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan; and

▪	the assumption of certain liabilities relating to the Guidant vascular intervention and endovascular businesses by Abbott.

In addition, Abbott loaned Boston Scientific $900 million on a subordinated basis. The loan is payable on the fifth anniversary of the Abbott transaction closing and interest will accrue on the outstanding principal amount at a rate of 4.00 percent per annum.

Further, Abbott purchased from Boston Scientific approximately 65 million shares of the Company’s common stock for $1.4 billion, or $21.66 per share. Approximately 18 months following the Abbott transaction closing, Boston Scientific will issue to Abbott additional shares of Boston Scientific common stock having an aggregate value of up to $60 million (based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the date of issuance of those shares) to reimburse Abbott for the cost of borrowing $1.4 billion to purchase the shares of Boston Scientific common stock.

Abbott has agreed not to sell any of these shares of Boston Scientific common stock for six months following the Abbott transaction closing unless the average price per share of Boston Scientific common stock over any consecutive 20 day trading period during that six month period exceeds $30.00. In addition, during the 18-month period following the Abbott transaction closing, Abbott will not, in any one-month period, sell more than 8.33 percent of these shares of Boston Scientific common stock. Abbott must apply a portion of the net proceeds from its sale of these shares of Boston Scientific common stock in excess of specified amounts, if any, to reduce the principal amount of the loan from Abbott to Boston Scientific. Abbott has agreed to sell, transfer or otherwise dispose of all these shares to an unaffiliated third party no later than 30 months following the Abbott transaction closing. The financial effects of this provision have not been reflected in the unaudited pro forma condensed consolidated financial statements as they are primarily dependent on future market conditions and the timing of the sale of these shares by Abbott.

2.     Purchase Price

		(in millions)
Number of Guidant shares acquired (in thousands)	343,598
Exchange ratio(1)	1.6799
Number of shares of Boston Scientific common stock issued to holders of Guidant common stock (in thousands)	577,210
Multiplied by price per share of Boston Scientific common stock	$21.68	$12,514
Interest payment to Guidant shareholders ($0.28*shares acquired)(1)		96
Cash portion of merger consideration ($42.00 *shares acquired)(1)		14,431
Fair value of outstanding Guidant stock options exchanged for Boston Scientific stock options (calculated using the Black-Scholes option pricing model)		385
Estimated transaction costs (including the $705 million termination fee associated with the Johnson & Johnson proposed merger transaction)(2)		870
Purchase price		$28,296

For the purpose of this pro forma analysis, the above purchase price has been allocated based on an estimate of the fair value of net assets acquired.

Purchase Price	(in millions)
Book value of net assets acquired as of March 31, 2006	$5,211
Cash consideration, net of taxes payable, from Abbott transaction(3)	2,951
Less: Book value of net assets sold to Abbott	(908)
Less: Write-off of existing goodwill and other intangible assets, including related deferred taxes	(468)
Adjusted book value of net assets acquired	$6,786
Remaining allocation:
Increase inventory to fair value	$130
Increase property, plant and equipment to fair value	32
Increase pension obligation to fair value	(82)
In-process research and development(4)
Identifiable intangible assets at fair value(4)	8,000
Restructuring costs(5)
Deferred taxes(6)	(2,909)
Goodwill(4)	16,339
Estimated Purchase Price	$28,296

(1) At the date of the merger, Guidant shareholders received, for each share of Guidant common stock, $42.00 in cash and 1.6799 shares of Boston Scientific common stock. In addition, Guidant shareholders received interest payments of $0.0132 in cash per share for each day beginning on April 1 through the closing date of April 21, representing an additional $0.28 per share.

(2) Estimated transaction costs to be recorded as of the closing date of the merger. Boston Scientific’s offer to acquire Guidant was made after the execution of a merger agreement among Guidant, Johnson & Johnson and Shelby Merger Sub, Inc. On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement and, in connection with the termination, Guidant paid Johnson & Johnson a termination fee of $705 million. Boston Scientific then reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson. Remaining estimated transaction costs will be recorded as of the closing date of the merger.

(3) The following is a preliminary estimate of the cash consideration, net of taxes payable, from the Abbott transaction:

(in millions)
Initial consideration from Abbott	$4,100
Less: Taxes payable on the Abbott transaction*	(1,149)
Cash consideration, net of taxes payable, from the Abbott transaction	$2,951

*The estimated taxes payable on the Abbott transaction are based on a statutory tax rate of 36 percent.

(4) Sufficient information is not available at this time to provide specifics with regard to individual products, valuation methods and appraisal methods.

For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within (but not limited to) the following general categories:

•	currently-marketed products, including patented and unpatented as well as, core and completed technology

•	collaboration agreements and/or other licensing arrangements

•	trademarks and trade names

•	customer contracts/relationships

The unaudited pro forma condensed consolidated financial statements include an estimated identifiable intangible asset value in the aggregate of $8 billion, which will be amortized on a straight-line basis over an average of 16 years based on the Company’s current understanding of these assets. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset value. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by Boston Scientific management, and certain publicly available information, relative to implantable defibrillator systems, implantable pacemaker systems and cardiac surgery systems. These estimates will be adjusted based upon the final valuation. The final valuation is expected to be completed within 12 months after the completion of the merger. The estimated identifiable intangible asset value does not include any intangible assets related to the Guidant vascular and endovascular businesses, which, for purposes of the unaudited pro forma condensed consolidated financial statements, are assumed to be purchased by Abbott.

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” any portion of the purchase price allocated to in-process research and development will be expensed immediately upon the closing of the merger. It is reasonable to assume that an in-process research and development charge will be recorded in conjunction with the final purchase accounting; however, the amount of the charge cannot currently be determined and has therefore been excluded from the pro forma financial statements.

(5) Certain restructuring and integration charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price for Guidant. Any such costs are not factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed consolidated financial statements.

(6) The deferred tax liability relates to acquired identifiable intangible assets, inventory fair value step-up, pension obligation fair value step-up and property, plant and equipment fair value step-up.

3.     Accounting Policies and Financial Statement Classification

For purposes of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to Guidant’s financial statements to conform to those classifications used by Boston Scientific. Reclassifications primarily relate to the following:

•	Interest income allocated to other, net;

•	Goodwill allocated to intangible assets, net;

•	Deferred income taxes and sundry allocated to other assets;

•	Accounts payable and employee compensation allocated to accounts payable and accrued expenses;

•	Other liabilities, income taxes payable and current liabilities of discontinued operations allocated to other liabilities; and

•	Additional paid-in capital, retained earnings, accumulated other comprehensive income allocated to other stockholders’ equity.

        Boston Scientific is in the process of reviewing Guidant’s accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements on a prospective basis.

4.     Guidant Divestiture Adjustments

Amounts included in the column under the heading “Guidant Divestiture Adjustments” represent preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott, and primarily relate to the following:

(a) The elimination of net sales, cost of products sold, operating expenses, other income (expense) and income taxes directly associated with, or primarily related to, the Guidant vascular and endovascular businesses. No amounts associated with Guidant corporate headquarters were included within the Guidant Divestiture Adjustments.

(g) The receipt of the initial payment of $4.1 billion in cash from Abbott.

(h) The elimination of assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses. No amounts associated with Guidant corporate headquarters were included within the Guidant Divestiture Adjustments.

(i) The estimated taxes payable on the Abbott transaction, based on a statutory tax rate of 36 percent, and other Guidant Divestiture Adjustments included in other current liabilities:

As of March 31, 2006
(in millions)
Estimated taxes payable on the Abbott transaction	$1,149
Other Guidant Divestiture Adjustments included in other current liabilities	(28)
Total adjustment	$1,121

(j) The excess, net of taxes payable, of the initial payment from Abbott over the estimated book value of the net assets sold.

Adjustments under the heading “Guidant Divestiture Adjustments” do not include any amounts related to expected synergies, restructuring activities or other integration activities. Any such amounts are not factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed consolidated financial statements.

5.     Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

(b) To record the following cost of products sold adjustments:

Three Months Ended
March 31, 2006
(in millions)
Property, plant and equipment depreciation step-up	$1
Inventory step-up	130
Total pro forma adjustment	$131

(c) To record the following amortization expense adjustments:

Three Months Ended
March 31, 2006
(in millions)
Acquired intangible asset amortization	$125
Pre-existing Guidant intangible asset amortization	(4)
Total pro forma adjustment	$121

(d) To record the following interest expense adjustments:

Three Months Ended
March 31, 2006
(in millions)
Interest expense	$111
Amortization of debt issuance costs	3
Total pro forma adjustment	$114

To finance the cash portion of the Guidant acquisition, Boston Scientific borrowed $6.6 billion consisting of a $5.0 billion five-year term loan and a $700 million 364-day interim loan from a syndicate of commercial and investment banks, as well as a $900 million loan from Abbott Laboratories. During the second quarter, Boston Scientific repaid the $700 million interim loan. Boston Scientific expects to issue approximately $1.2 billion senior notes under a registration statement previously filed with the SEC in order to fund other amounts relative to the Guidant acquisition.

Boston Scientific’s interest rate estimates reflect current market interest rates. The estimated weighted average annual interest rate on the incremental borrowings of $7,100 million is 5.7 percent, consisting of the following:

•	5-year term loan: 5.9 percent representing 3-month LIBOR plus an interest margin of 0.725 percent;

•	Senior notes: weighted average interest rate of 6.0 percent representing the appropriate United States Treasury rate plus a market credit margin; and

•	Abbott subordinated loan: 4.0 percent.

 Pro forma interest expense for the first quarter of 2006 also includes $10 million of estimated non-cash interest expense associated with the Abbott transaction; the effect of which increases the estimated weighted average annual interest rate on the incremental borrowings of $7,100 million to 6.3 percent.

If Boston Scientific’s credit ratings were downgraded below investment grade, the interest margin on the term loan would increase by an additional 0.275 percent and the market credit margin on any newly issued senior notes may increase by approximately 0.40 percent from current levels. The additional increase in these interest rates would increase Boston Scientific’s pro forma interest expense for the first quarter of 2006 by approximately $4.5 million.

(e) To adjust income taxes for the pro forma adjustments utilizing a 36 percent statutory tax rate.

(f) The unaudited pro forma consolidated basic earnings per share for the respective periods presented are based on the following consolidated basic weighted average share calculations:
		Three Months Ended
		March 31, 2006
		(share data in millions)
Boston Scientific weighted average shares outstanding		821.3
Guidant shares outstanding	343.6
Assumed exchange ratio	1.6799	577.2
Shares issued to Abbott		64.6
Total pro forma weighted average shares outstanding—basic		1,463.1

The unaudited pro forma consolidated diluted earnings per share for the respective periods presented are based on the following consolidated diluted weighted average share calculations:

		Three Months Ended
		March 31, 2006
		(share data in millions)
Boston Scientific weighted average shares outstanding		830.4
Guidant shares outstanding, assuming dilution	345.8
Assumed exchange ratio	1.6799	580.9
Shares issued to Abbott		64.6
Total pro forma weighted average shares outstanding—diluted		1,475.9

(k) To record the following cash and cash equivalent adjustments:

As of March 31, 2006
(in millions)
Proceeds from debt issued	$7,100
Proceeds from equity issued to Abbott	1,400
Cash portion of merger consideration, including interest payment	(14,527)
Payments for debt issuance costs	(72)
Additional future payments for estimated transaction costs	(142)
Total pro forma adjustment	$(6,241)

(l) To record the difference between the book value and the fair value of net inventory acquired in the merger (step-up).

(m) To record the following other asset adjustments:

As of March 31, 2006
(in millions)
Debt issuance costs	$72
Deferred tax asset on pre-existing goodwill and other intangible assets	(3)
Total pro forma adjustment	$69

(n) To record the difference between the book value and the fair value of net property, plant and equipment acquired in the merger (step-up).

(o) To reclassify Guidant acquisition costs paid as of March 31, 2006 to intangible assets.

(p) To record the following intangible asset adjustments:

As of March 31, 2006
(in millions)
Elimination of pre-existing Guidant intangible assets	$(465)
Acquired identifiable amortizable intangible assets	8,000
Acquired goodwill, including acquisition costs capitalized at March 31, 2006	16,339
Total pro forma adjustment	$23,874

(q) To record the $7,100 million in incremental debt issued to finance the merger consideration.

(r) To record the net deferred tax liability related to acquired identifiable intangible assets, inventory fair value step-up, pension obligation fair value step-up and property, plant and equipment fair value step-up based on statutory tax rates of 36 percent.

(s) To record the difference between the book value and the fair value of the pension obligation acquired in the merger (step-up).

(t) To record the following common stock adjustments:

As of March 31, 2006
(in millions)
Elimination of Guidant common stock (no par value)	$(1,446)
Issuance of Boston Scientific common stock ($.01 par value):
To holders of Guidant common stock	6
To Abbott	1
Total pro forma adjustment	$(1,439)

(u) To record the following other stockholders’ equity adjustments:

As of March 31, 2006
(in millions)
Elimination of Guidant’s other stockholders’ equity	$(3,765)
Elimination of the net increase in Guidant’s book value due to Abbott transaction (see Note 4—Guidant Divestiture Adjustments)	(2,043)
Additional paid-in capital:
Estimated fair value of outstanding Guidant stock options exchanged for Boston Scientific stock options (calculated using the Black-Scholes option pricing model)	385
Issuance of Boston Scientific common stock:
To holders of Guidant common stock	12,508
To Abbott	1,399
Total pro forma adjustment	$8,484

The unaudited pro forma condensed consolidated financial statements do not present any adjustments to dividends paid per share on a pro forma basis. Boston Scientific currently does not intend to pay dividends, but rather intends to retain all of its excess cash to repay indebtedness and to invest in the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.